Exhibit 99.1

Jagged Peak Energy Inc.

Consolidated Financial Statements

December 31, 2019

REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Parsley Energy, Inc.

We have audited the accompanying consolidated financial statements of Jagged Peak Energy Inc., which comprise the consolidated balance sheet as of December 31, 2019, and the related consolidated statements of operations, changes in equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jagged Peak Energy Inc. at December 31, 2019, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Unaudited Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The accompanying supplemental financial data —  Supplemental Oil and Natural Gas Disclosures is presented for purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management. The information has not been subjected to the auditing procedures applied in our audit of the consolidated financial statements, and accordingly, we express no opinion on it.

February 27, 2020

JAGGED PEAK ENERGY INC.

CONSOLIDATED BALANCE SHEET

(in thousands, except share data)

December 31, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$42,637
Accounts receivable	61,308
Derivative instruments	8,394
Prepaid and other current assets	2,169

Total current assets	114,508

PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method	2,513,922
Accumulated depletion	(647,956)

Total oil and gas properties, net	1,865,966
Other property and equipment, net	8,608

Total property and equipment, net	1,874,574

OTHER NONCURRENT ASSETS
Operating lease right-of-use assets	38,673
Other assets	3,115

Total noncurrent assets	41,788

TOTAL ASSETS	$2,030,870

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$33,469
Accrued liabilities	133,232
Operating lease liabilities	32,439
Derivative instruments	31,008

Total current liabilities	230,148

LONG-TERM LIABILITIES
Long-term debt	785,635
Asset retirement obligations	2,809
Deferred income taxes	108,135
Operating lease liabilities	10,373
Total long-term liabilities	906,952

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 50,000,000 shares authorized, none issued	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized, 213,439,326 shares issued at December 31, 2019	2,134
Additional paid-in capital	871,212
Retained earnings	20,424

Total stockholders’ equity	893,770

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,030,870

The accompanying Notes are an integral part of these consolidated financial statements.

JAGGED PEAK ENERGY INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

Year Ended December 31, 2019
REVENUES
Oil sales	$578,100
Natural gas sales	2,291
NGL sales	14,272
Other operating revenues	9

Total revenues	594,672

OPERATING EXPENSES
Lease operating expenses	71,463
Production and ad valorem taxes	45,465
Exploration	3
Depletion, depreciation, amortization and accretion	265,099
Impairment of unproved oil and natural gas properties	47,252
General and administrative expenses (including equity-based compensation of $15,114)	65,461
Other operating expenses	3,208

Total operating expenses	497,951

INCOME (LOSS) FROM OPERATIONS	96,721

OTHER INCOME (EXPENSE)
Gain (loss) on commodity derivatives	(143,156)
Interest expense, net	(38,304)
Other, net	(120)

Total other income (expense)	(181,580)

INCOME (LOSS) BEFORE INCOME TAX	(84,859)

Income tax expense (benefit)	(16,283)

NET INCOME (LOSS)	$(68,576)

Net income (loss) attributable to common stock:
Basic	$(0.32)
Diluted	$(0.32)
Weighted average common shares outstanding:
Basic	213,366
Diluted	213,366

The accompanying Notes are an integral part of these consolidated financial statements.

JAGGED PEAK ENERGY INC.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(in thousands)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
BALANCE AT DECEMBER 31, 2018	213,188	2,132	856,818	89,000	947,950
Issuance of common stock upon vesting of equity-based compensation awards, net of shares withheld for income taxes	251	2	(720)	—	(718)
Equity-based compensation	—	—	15,114	—	15,114
Net income (loss)	—	—	—	(68,576)	(68,576)

BALANCE AT DECEMBER 31, 2019	213,439	$2,134	$871,212	$20,424	$893,770

The accompanying Notes are an integral part of these consolidated financial statements.

JAGGED PEAK ENERGY INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

Year Ended December 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(68,576)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion expense	265,099
Impairment of unproved oil and natural gas properties	47,252
Amortization of debt issuance costs	2,368
Deferred income taxes	(16,283)
Equity-based compensation	15,114
(Gain) loss on commodity derivatives	143,156
Net cash receipts (payments) on settled derivatives	(19,921)
Other	(185)
Change in operating assets and liabilities:
Accounts receivable and other current assets	(664)
Accounts payable and accrued liabilities	15,337

Net cash provided by operating activities	382,697

CASH FLOWS FROM INVESTING ACTIVITIES
Leasehold and acquisition costs	(34,743)
Development of oil and natural gas properties	(633,706)
Other capital expenditures	(859)

Net cash used in investing activities	(669,308)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from credit facility	295,000
Debt issuance costs	(263)
Employee tax withholding for settlement of equity compensation awards	(718)

Net cash provided by financing activities	294,019

NET CHANGE IN CASH AND CASH EQUIVALENTS	7,408
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	35,229

CASH AND CASH EQUIVALENTS, END OF PERIOD	$42,637

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid, net of capitalized interest	$35,449
Cash paid for income taxes	—
Cash paid for operating lease liabilities included in cash flows from operating activities	1,502
Cash paid for operating lease liabilities included in cash flows from investing activities	35,989
SUPPLEMENTAL DISCLOSURE OF NONCASH OPERATING ACTIVITIES
Lease liabilities arising from obtaining right-of-use assets	$73,413
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES
Accrued capital expenditures	$93,859
Asset retirement obligations	1,762

The accompanying Notes are an integral part of these consolidated financial statements.

JAGGED PEAK ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization, Operations and Basis of Presentation

Organization and Operations

Jagged Peak Energy Inc. (either individually or together with its subsidiaries, as the context requires, “Jagged Peak” or the “Company”) is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and associated liquids-rich natural gas reserves in the southern Delaware Basin; the Delaware Basin is a sub-basin of the Permian Basin of West Texas.

Jagged Peak is a Delaware corporation formed in September 2016, as a wholly owned subsidiary of Jagged Peak Energy LLC (“JPE LLC”), a Delaware limited liability company formed in April 2013. JPE LLC was formed by an affiliate of Quantum Energy Partners (“Quantum”) and former members of Jagged Peak’s management team. Jagged Peak was formed to become the holding company of JPE LLC in connection with Jagged Peak’s initial public offering (the “IPO”).

Immediately prior to the IPO, all capital interests and management incentive units (“MIUs”) in JPE LLC were converted into a single class of units which were then converted into common stock. Certain members of management and employees contributed a portion of common stock received upon the conversion of unvested or unallocated MIUs to JPE Management Holdings LLC (“Management Holdco”), a limited liability company formed in connection with the IPO for the purpose of holding the unvested or unallocated common stock. Also immediately prior to the IPO, a corporate reorganization (the “corporate reorganization”) took place whereby Jagged Peak, initially formed as a subsidiary of JPE LLC, formed JPE Merger Sub LLC as a subsidiary. JPE LLC merged into JPE Merger Sub LLC, with JPE LLC as the surviving entity. As a result, JPE LLC became a wholly owned subsidiary of Jagged Peak. Prior to the corporate reorganization, Quantum owned 98.6% of the membership interests of JPE LLC. Immediately following the corporate reorganization and IPO, Quantum owned 68.7% of the outstanding common stock of Jagged Peak.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Jagged Peak and its subsidiaries, and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany and intra-company balances and transactions have been eliminated.

Certain reclassifications have been made to prior period amounts to conform to the current presentation.

Industry Segment and Geographic Information

The Company evaluated how it is organized and managed, and has identified one operating segment—the production and development of oil and natural gas. All of the Company’s assets are located in the United States, and all of its revenues are attributable to customers located in the United States.

Note 2—Significant Accounting Policies and Related Matters

Use of Estimates

In the course of preparing the consolidated financial statements, management makes various assumptions, judgments and estimates to determine the reported amounts of assets, liabilities, revenues and expenses, and in the disclosures of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events. Although management believes these estimates are reasonable, actual results could differ from these estimates.

Estimates made in preparing these consolidated financial statements include, among other things, (1) oil and natural gas reserve quantities, which impact depletion of oil and natural gas properties and evaluation and measurement of any impairment of proved oil and natural gas properties, (2) impairment of unproved oil and natural

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

gas properties, which includes assumptions about future development and lease renewal, commodity price outlooks and prevailing market rates, (3) accrued operating and capital costs, (4) asset retirement obligation (“ARO”) timing and costs, (5) lease terms and incremental borrowing rates used in the determination of lease assets and liabilities, (6) measurement of equity-based compensation, (7) fair value of derivative instruments, (8) deferred income taxes and (9) disclosure of commitments and contingencies. Changes in these estimates and assumptions could have a significant impact on results in future periods.

Fair Value Measurements

The Company’s financial instruments consist of derivative instruments, cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, the senior secured revolving credit facility and the Company’s 5.875% senior unsecured notes. The Company’s derivative instruments are measured at fair value on a recurring basis, while the senior secured revolving credit facility and the senior unsecured notes are not recorded at fair value on the consolidated balance sheet. The carrying amounts of the Company’s other financial instruments are considered to be representative of their fair values due to the nature of and short-term maturities of those instruments.

The Company also applies fair value accounting guidance to measure nonfinancial assets and liabilities, such as the acquisition or impairment of oil and gas properties and the inception value of AROs. These assets and liabilities are subject to fair value adjustments only in certain circumstances and are not subject to recurring revaluations. See Note 9, Fair Value Measurements, for further discussion.

Cash and Cash Equivalents

The Company considers all liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company’s cash balances held at commercial banks may at times exceed the Federal Deposit Insurance Corporation limit. The Company has not experienced any credit losses to date.

Revenue Recognition

Oil, natural gas and natural gas liquid (“NGL”) sales revenues are recognized when control of the product is transferred to the customer, the performance obligations under the terms of the contracts with customers are satisfied and collectability is reasonably assured. All of the Company’s oil, natural gas and NGL sales are made under contracts with customers. The Company’s performance obligations under its contracts with customers are satisfied at a point in time through the delivery of oil and natural gas to its customers. Accordingly, the Company did not have any contract assets or liabilities as of December 31, 2019. The Company typically receives payment for oil, natural gas and NGL sales within 30 days of the month of delivery. The Company’s contracts for oil, natural gas and NGL sales are standard industry contracts that include variable consideration based on the monthly index price and adjustments that may include counterparty-specific provisions related to volumes, price differentials, discounts and other adjustments and deductions.

Under the Company’s gas processing contracts, it delivers natural gas to a purchaser at or near the wellhead. For these contracts, the Company has concluded the purchaser is the customer, and as such, the Company recognizes natural gas and NGL revenues based on the net amount of proceeds it receives from the purchaser.

The Company’s product types are as follows:

Oil Sales. Under the Company’s oil sales contracts, the Company generally sells oil to the purchaser at or near the wellhead, and collects a contractually agreed upon index price, net of pricing and gathering and transportation differentials. The Company transfers control of the product to the purchaser at or near the wellhead and recognizes revenue based on the net price received.

Natural Gas and NGL Sales. Under the Company’s natural gas sales contracts, the Company delivers and transfers control of natural gas to the purchaser at delivery points at or near the wellhead. The purchaser gathers and processes the natural gas and sells the resulting residue gas and NGLs. The Company receives its contractual portion of the proceeds for the sale of the residue gas and NGLs at an agreed upon index price, net of pricing differentials and applicable selling expenses including gathering, processing and fractionation costs. The Company recognizes revenue at the net price when control transfers to the purchaser.

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Under the Company’s oil, natural gas and NGL sales contracts, each unit of product delivered to the customer represents a separate performance obligation; therefore, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

Disaggregation of Revenue

The Company’s oil, natural gas and NGL sales revenues represent substantially all of its revenues, and are derived from the sale of oil, natural gas and NGL production from the Delaware Basin. The Company believes the disaggregation of revenues into oil sales, natural gas sales and NGL sales, as seen on the consolidated statement of operations, is an appropriate level of detail for its primary activity.

Accounts Receivable

The Company’s accounts receivable are generated primarily from the sale of oil, natural gas and NGLs to various customers, from the billing of working interest partners for work on wells the Company operates, and from derivative settlements receivable shortly after the balance sheet date. The Company monitors the financial strength of its customers, partners, and counterparties. At December 31, 2019, the Company did not have any reserves for doubtful accounts and did not incur any bad debt expense in any period presented.

At December 31, 2019, accounts receivable was comprised of the following:

December 31, 2019
(in thousands)
Oil and gas sales	$56,840
Joint interest	2,815
Other	1,653

Total accounts receivable	$61,30

Significant Customers

The Company’s share of oil, natural gas and NGL production relates to its operations in the southern Delaware Basin and is sold to a relatively small number of customers. If a significant customer were to stop purchasing oil and natural gas from the Company, the Company’s revenue could decline and the Company’s operating results and financial condition could be harmed. While the Company believes that the Company could procure substitute or additional customers to offset the loss of one or more of the Company’s current significant customers, there is no assurance that the Company would be successful in doing so on terms acceptable to the Company or at all.

The following purchaser individually accounted for 10% or more of the Company’s total production revenue during the year ended December 31, 2019:

Year Ended December 31, 2019
Trafigura Trading, LLC	89%

Other Current Assets

The components of other current assets as of December 31, 2019 are shown below:

December 31, 2019
(in thousands)
Prepaid expenses	$2,128
Other current assets	41

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

December 31, 2019
(in thousands)
Total other current assets	$2,169

Derivative Instruments

The Company uses commodity derivative instruments to manage its exposure to oil and natural gas price volatility. All of the commodity derivative instruments are utilized to manage price risk attributable to the Company’s expected oil production, and the Company does not enter into such instruments for speculative trading purposes. The Company does not designate any derivative instruments as hedges for accounting purposes. The Company records all derivative instruments on the balance sheet as either assets or liabilities measured at their estimated fair value. The Company records gains and losses from the change in fair value of derivative instruments in current earnings as they occur. As of December 31, 2019, the Company did not utilize any derivative instruments to manage exposure to variable interest rates but may do so in the future.

The cash flow impact of the Company’s derivative activities is reflected as cash flows from operating activities. See Note 3, Derivative Instruments, for a more detailed discussion of the Company’s derivative activities.

Oil and Natural Gas Properties

A summary of the Company’s oil and natural gas properties, net is as follows:

December 31, 2019
(in thousands)
Proved oil and natural gas properties	$2,403,548
Unproved oil and natural gas properties	110,374

Total oil and natural gas properties	2,513,922
Less: Accumulated depletion	(647,956)

Total oil and natural gas properties, net	$1,865,96

Proved Oil and Natural Gas Properties

The Company accounts for its oil and natural gas exploration and development costs using the successful efforts method. Under this method, all costs incurred related to the acquisition of oil and natural gas properties and the costs of drilling development wells and successful exploratory wells are capitalized, while the costs of unsuccessful exploratory wells are expensed when the well is determined not to have recoverable reserves in commercial quantities. Other items charged to expense generally include lease and well operating costs and delay rentals. Geological and geophysical costs directly related to developing proved properties are capitalized. The sale of a partial interest in a proved property is accounted for as a cost recovery, and no gain or loss is recognized as long as this treatment does not significantly affect the units of production amortization rate.

Capitalized leasehold costs attributable to proved properties are depleted using the units-of-production method based on proved reserves on a field basis. Capitalized well costs, including asset retirement costs, are depleted based on proved developed reserves on a field basis. For the year ended December 31, 2019, the Company recorded depletion for oil and natural gas properties of $263.2 million. Depletion expense is included in depletion, depreciation, amortization and accretion expense on the accompanying consolidated statement of operations.

Proved oil and natural gas properties are reviewed for impairment when facts and circumstances indicate their carrying value may not be recoverable. The Company estimates the expected future cash flows of oil and natural gas properties and compares these undiscounted cash flows to the carrying amount of the oil and natural gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will write down the carrying amount of the oil and natural gas properties to estimated fair value. The factors used to determine fair value may include, but are not limited to, estimates of reserves, future commodity prices, future production estimates, estimated future capital expenditures and a commensurate discount rate. These assumptions and estimates represent Level 3 inputs, as further discussed in Note 9, Fair Value Measurements. The Company did not record any impairment expense associated with its proved properties during the year ended December 31, 2019.

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

Unproved Oil and Natural Gas Properties

Unproved oil and natural gas properties consist of costs to acquire undeveloped leases and unproved reserves and are capitalized when incurred. When a successful well is drilled on an undeveloped leasehold or reserves are otherwise attributed to a property, unproved property costs are transferred to proved properties. Proceeds from sales of partial interests in unproved properties are accounted for as a recovery of cost without recognition of any gain or loss until the cost has been recovered.

Unproved properties are periodically assessed for impairment on a property-by-property basis. The Company evaluates significant unproved properties for impairment based on remaining lease term, drilling results, reservoir performance, seismic interpretation or future plans to develop acreage, and records impairment expense for any decline in value. Impairment of unproved properties for leases which have expired, or are expected to expire, was $47.3 million for the year ended December 31, 2019. Impairment of unproved oil and natural gas properties in 2019 primarily resulted from the Company’s ongoing evaluation of its undeveloped Big Tex acreage and the current plan to not drill on certain of these leases before they expire. There were no exploratory dry hole costs incurred in 2019. Impairments are presented within impairment of unproved oil and natural gas properties, while exploratory dry hole costs, if any, are presented within exploration expenses on the consolidated statement of operations.

Oil and Natural Gas Reserves

The estimates of proved oil and natural gas reserves utilized in the preparation of the consolidated financial statements are estimated in accordance with the rules established by the Securities and Exchange Commission (“SEC”) and the Financial Accounting Standards Board (“FASB”). The Company’s annual reserve estimates were prepared by third-party petroleum engineers. Reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. It is possible that, because of changes in market conditions or the inherent imprecision of reserve estimates, the estimates of future cash flows, future gross revenue, the amount of oil and natural gas reserves, the remaining estimated lives of oil and natural gas properties, or any combination of the above may be increased or reduced. Increases in recoverable economic volumes generally reduce per unit depletion rates while decreases in recoverable economic volumes generally increase per unit depletion rates. See “Supplemental Oil and Natural Gas Disclosures (Unaudited)”following these Notes for a more detailed discussion of the Company’s oil and natural gas reserves.

Other Property and Equipment

The following table presents the components of other property and equipment, net:

December 31, 2019
(in thousands)
Other property and equipment	$14.490
Less: Accumulated depreciation	(5,882)

Total other property and equipment, net	$8,608

Other property and equipment includes equipment used in drilling and completion activities, the Company’s field office, leasehold improvements, vehicles, IT hardware and software and office furniture, and is recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives, which range from 3 to 30 years. Depreciation expense for the year ended December 31, 2019 was $1.7 million. When property and equipment is sold or retired, the capitalized costs and related accumulated depreciation are removed from the accounting records.

Leases

Following the adoption of Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), on January 1, 2019, the Company determines if an arrangement is a lease upon the inception of the contract. Operating lease right-of-use (“ROU”) assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term at the commencement date. For leases that do not provide implicit rates, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments. Operating lease ROU assets exclude lease incentives and initial direct costs incurred. Operating lease cost is recognized on a straight-line basis over the lease term. As of December 31, 2019, the Company did not have any finance leases.

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

The Company has lease agreements with lease and non-lease components, which are all accounted for as a single lease component.

Short-term leases have a term of 12 months or less. The Company recognizes short-term lease cost based on usage of the asset over the lease term and does not record a ROU asset or lease liability for such leases.

The Company monitors for events or changes in circumstances that may require a reassessment or impairment of its leases, at which time the Company’s ROU assets for operating leases may be reduced by impairment losses.

Accrued Liabilities

The components of accrued liabilities are shown below:

December 31, 2019
(in thousands)
Accrued capital expenditures	$67,379
Accrued production and ad valorem taxes	18,138
Other current liabilities	13,678
Royalties payable	10,816
Accrued LOE	10,648
Accrued accounts payable	7,154
Accrued interest	5,419

Total accrued liabilities	$133,232

Asset Retirement Obligations

The Company records a liability for the fair value of an ARO related to future costs associated with the plugging and abandonment of oil and natural gas wells, removal of equipment and facilities from leased acreage and restoration in accordance with local, state and federal laws. The discounted fair value of an ARO liability is required to be recognized in the period in which it is incurred, with the associated asset retirement cost capitalized in proved oil and natural gas property costs as part of the carrying cost of the oil and natural gas asset, and depleted over the life of the asset. The recognition of the ARO requires management to make numerous assumptions regarding such factors as the estimated probabilities, amounts and timing of settlements, credit-adjusted risk-free discount rates and inflation rates. Revisions to estimated ARO can result from changes in working interest, retirement cost estimates and estimated timing of abandonment. The ARO liability is accreted at the end of each period through charges to accretion expense, which is included in the consolidated statement of operations within depletion, depreciation, amortization and accretion expense.

Equity-based Compensation

The Company recognizes compensation cost related to equity-based awards granted to employees, members of the Company’s board of directors and nonemployee contractors in the consolidated financial statements based on their estimated grant-date fair value. The Company may grant various types of equity-based awards including stock options, stock appreciation rights, restricted stock, restricted stock units (including awards with service-based vesting and market condition-based vesting provisions), stock awards, dividend equivalents and other types of awards. Service-based restricted stock and units are valued using the market price of Jagged Peak’s common stock on the grant date. The fair value of the market condition-based restricted stock units is based on the grant-date fair value of the award utilizing a Monte Carlo valuation model. Compensation cost is recognized ratably over the applicable vesting period and is recognized in general and administrative expense on the consolidated statement of operations. The Company has elected to account for forfeitures in compensation expense as they occur.

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

Income Taxes

Income taxes are accounted for under the asset and liability method. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating losses, interest expense and tax credit carryforwards, using enacted tax rates in effect for the taxing jurisdiction in which the Company operates for the year in which those temporary differences are expected to be recovered or settled. Unrecognized tax benefits represent potential future tax obligations for uncertain tax positions taken on previously filed tax returns that may not ultimately be sustained. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company classifies all deferred tax assets and liabilities as noncurrent. The Company recognizes the financial statement effects of a tax position when it is more likely than not, based on technical merits, that the position will be sustained upon examination. The Company periodically assesses the realizability of its deferred tax assets by considering whether it is more likely than not that all or a portion of the deferred tax assets will not be realized. The Company considers all available positive and negative evidence when determining whether a valuation allowance is required. In making this assessment, the Company evaluates possible sources of taxable income that may be available to realize the deferred tax assets, including projected future taxable income, the reversal of existing temporary differences available and tax planning strategies. Deferred tax assets are then reduced by a valuation allowance if the Company believes it is more likely than not such deferred tax assets will not be realized.

Earnings per Share

The Company uses the treasury stock method to determine the potential dilutive effect of restricted stock units and performance stock units.

Defined Contribution Plan

The Company sponsors a 401(k) defined contribution plan for the benefit of all employees at their date of hire. The plan allows eligible employees to contribute a portion of their annual compensation, not to exceed annual limits established by the federal government. The Company makes matching contributions for participating employees up to a certain percentage of the employee contributions. Matching contributions totaled approximately $0.9 million for the year ended December 31, 2019. Benefits under this plan are available to all employees, and employees are fully vested in the employer contribution upon receipt.

Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Leases. In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires entities to determine at the inception of a contract if the contract is, or contains, a lease. ASU 2016-02 retains a distinction between operating and finance leases concerning the recognition and presentation of the expense and payments related to leases in the statements of operations and cash flows. Entities are required to recognize operating or finance leases as ROU assets and lease liabilities on the balance sheet as well as disclose key information about leasing arrangements in the notes to the consolidated financial statements. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. This ASU does not apply to leases of mineral rights to explore for or use oil and natural gas.

The Company adopted ASU 2016-02 on January 1, 2019, using the modified retrospective approach as permitted under ASU 2018-11. The adoption did not require an adjustment to opening retained earnings for a cumulative effect adjustment.

As part of the adoption, the Company elected the short-term lease recognition policy election for all leases that qualify, and as such, no ROU assets or lease liabilities will be recorded on the balance sheet when the term of the lease is less than 12 months. The Company also elected the following practical expedients:

•	the package of transition practical expedients, permitting the Company to not reassess its prior conclusions about lease identification, lease classification and initial direct costs;

•	the practical expedient pertaining to land easements, which allows the new guidance to be applied prospectively to all new or modified land easements and rights-of-way; and

•	the practical expedient to not separate lease and non-lease components.

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

The new lease standard impacted the Company’s consolidated balance sheet as a result of the ROU assets and operating lease liabilities but did not impact its consolidated statement of operations or consolidated statement of cash flows. The Company had no finance leases as of December 31, 2019. The impact to the opening January 1, 2019 consolidated balance sheet was as follows:

	Opening Balances as of January 1, 201	Adoption of ASC 842	As Adjusted at January 1, 2019
	(in thousands)
Operating lease right-of-use assets (1)	$—	$73,413	$73,413
Current operating lease liabilities (1)	$—	$35,043	$35,043
Long-term operating lease liabilities (1)	—	42,814	42,814
Other long-term liabilities (2)	4,444	(4,444)	—

(1)	Represents the recognition of operating lease ROU assets and the associated lease liabilities.
(2)	Represents the derecognition of deferred rent and leasehold incentives that were accounted for under ASC 840.

Adoption of the new standard did not impact the Company’s previously reported consolidated financial statements.

For more information on the Company’s leases, refer to Note 10, Leases.

Note 3—Derivative Instruments

Objectives and Strategies

The Company is exposed to fluctuations in commodity prices in connection with the sale of its oil and natural gas production. To mitigate the volatility in its expected operating cash flows, the Company hedges a portion of its crude oil sales through derivative instruments. The Company does not use these instruments for speculative or trading purposes.

Commodity Derivatives

In an effort to reduce the variability of the Company’s cash flows, the Company hedges the commodity prices associated with a portion of its expected future oil volumes by entering into the following types of derivative instruments:

Swaps. The Company receives a fixed price for a specified notional quantity of oil and the Company pays the hedge counterparty a floating price for that same quantity based upon published index prices.

Basis Swaps. These instruments establish a fixed price differential between Cushing WTI prices and Midland WTI prices for the notional volumes contracted. The Company receives the fixed price differential and pays the floating market price differential to the counterparty.

The following table summarizes the Company’s derivative contracts as of December 31, 2019:

Contract Period	Volumes (MBbls)	Wtd Avg Price ($/Bbl)
Oil Swaps: (1)
First quarter 2020	1,820	$58.25
Second quarter 2020	1,820	$58.25
Third quarter 2020	1,840	$58.25
Fourth quarter 2020	1,840	$58.25

Total 2020	7,320	$58.25
Oil Basis Swaps: (2)
First quarter 2020	2,366	$(1.31)
Second quarter 2020	2,366	$(1.31)
Third quarter 2020	2,392	$(1.31)

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

Contract Period	Volumes (MBbls)	Wtd Avg Price ($/Bbl)
Fourth quarter 2020	2,392	$(1.31)

Total 2020	9,516	$(1.31)

(1)	The index prices for the oil swaps are based on the NYMEX—WTI monthly average futures price.
(2)	The oil basis swap differential price is between Cushing—WTI and Midland—WTI.

Counterparty Risk

By using derivative instruments to hedge exposure to changes in commodity prices, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk. Where the Company is exposed to credit risk in its financial instrument transactions, management analyzes the counterparty’s financial condition prior to entering into an agreement and monitors the appropriateness of these counterparties on an ongoing basis. Generally, the Company does not require collateral and does not anticipate nonperformance by its counterparties.

At December 31, 2019, the Company had commodity derivative contracts with six counterparties, all of which were lenders, or affiliates of lenders, under the Company’s Amended and Restated Credit Facility (as defined in Note 4, Debt) and all of which had investment grade credit ratings. These counterparties accounted for all the Company’s counterparty credit exposure related to commodity derivative assets.

Should the creditworthiness of the Company’s counterparties decline, under certain circumstances the Company may have a contractual right of offset against other amounts owed by the Company to the counterparty, but otherwise its ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third-party. In the event of a counterparty default, the Company may sustain a loss and its cash receipts could be negatively impacted.

Financial Statement Presentation

The Company’s derivative instruments are carried at fair value on the consolidated balance sheet. The Company has elected to not apply hedge accounting; accordingly, the changes in fair value of these instruments are recognized through current earnings as other income or expense as they occur. The use of mark-to-market accounting for financial instruments can cause noncash earnings volatility due to changes in the underlying commodity price indices. The ultimate gain or loss upon settlement of these transactions is recognized in earnings as other income or expense. Cash settlements of the Company’s derivative contracts are included in cash flows from operating activities in the Company’s consolidated statement of cash flows.

The Company estimates the fair value of its derivative instruments using risk adjusted discounted cash flow calculations. Cash flows are based on published future commodity price curves for the underlying commodity as of the date of the estimate. Due to the volatility of commodity prices, the estimated fair values of the Company’s derivative instruments are subject to fluctuation from period to period, which could result in significant differences between their current estimated fair values and their ultimate settlement prices. For more information, refer to Note 9, Fair Value Measurements.

Consolidated Statement of Operations

The Company recognized the following gains (losses) on derivative instruments in its consolidated statement of operations for the period indicated:

Year Ended December 31, 2019
(in thousands)
Net gain (loss) on settled derivative instruments	$(19,921)
Net gain (loss) from the change in fair value of open derivative instruments	(123,235)

Gain (loss) on derivative instruments, net	$(143,156)

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

Consolidated Balance Sheet

The Company’s derivative instruments are subject to industry standard master netting arrangements, which allow the Company to offset recognized asset and liability fair value amounts on contracts with the same counterparty. The Company’s policy is to not offset these positions in its consolidated balance sheet.

The following tables present the amounts and classifications of the Company’s commodity contract derivative assets and liabilities as of December 31, 2019 (in thousands):

As of December 31, 2019:	Balance Sheet Location	Gross amounts presented on the balance sheet	Netting adjustments not offset on the balance sheet	Net amounts
Assets

Commodity contracts	Current assets - derivative instruments	$8,394	$(6,026)	$2,368

Total assets		$8,394	$(6,026)	$2,368

Liabilities
Commodity contracts	Current liabilities - derivative instruments	$31,008	$(6,026)	$24,982

Total liabilities		$31,008	$(6,026)	$24,982

Note 4—Debt

The Company’s debt consisted of the following at December 31, 2019:

December 31, 2019
(in thousands)
Senior secured revolving credit facility	$295,000
5.875% senior unsecured notes due 2026	500,000
Debt issuance costs on senior unsecured notes	(9,365)

Total long-term debt	$785,635

Senior Secured Revolving Credit Facility

In June 2015, the Company entered into a five-year senior secured revolving credit facility (as amended, the “Amended and Restated Credit Facility”). As of December 31, 2019, the Amended and Restated Credit Facility had a borrowing base of $900.0 million and elected commitments of $540.0 million, with $295.0 million outstanding at a weighted-average interest rate of 3.74%. During the year ended December 31, 2019, the Company capitalized $0.8 million of interest.

The Amended and Restated Credit Facility is secured by oil and natural gas properties representing at least 90% of the value of the Company’s proved reserves. The Amended and Restated Credit Facility contains certain nonfinancial covenants, including among others, restrictions on indebtedness, liens, investments, mergers, sales of assets, hedging activity, and dividends and payments to the Company’s capital interest holders.

The Amended and Restated Credit Facility also contains financial covenants, which are measured on a quarterly basis. These covenants include requirements to comply with the following financial ratios:

•

a current ratio, which is the ratio of consolidated current assets (including unused commitments under the Amended and Restated Credit Facility and excluding noncash assets related to ARO and derivatives) to consolidated current liabilities (excluding the current portion of long-term debt under the credit agreement relating to the Amended and Restated Credit Facility and noncash liabilities related to ARO and derivatives), as of the last day of each fiscal quarter, of not less than 1.0 to 1.0; and

•

a leverage ratio, which is the ratio of consolidated Debt (as defined in the credit agreement relating to the Amended and Restated Credit Facility) as of the last day of each fiscal quarter, subject to certain exclusions (as described in the credit agreement relating to the Amended and Restated Credit Facility) to EBITDAX (as defined in the credit agreement relating to the Amended and Restated Credit Facility) for the last 12 months ending on the last day of that fiscal quarter, of not greater than 4.0 to 1.0.

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

As of December 31, 2019, the Company was in compliance with the financial covenants under the Amended and Restated Credit Facility.

5.875% Senior Unsecured Notes due 2026

JPE LLC had $500.0 million aggregate principal amount of 5.875% senior unsecured notes that mature on May 1, 2026 (the “Senior Notes”) as of December 31, 2019. Interest is payable on the Senior Notes semi-annually in arrears on each May 1 and November 1.

As of December 31, 2019, the Senior Notes were fully and unconditionally guaranteed on a senior unsecured basis by Jagged Peak and SoDe Water LLC, a wholly owned subsidiary of JPE LLC. Jagged Peak had no independent assets or operations and any subsidiaries other than JPE LLC are minor. There are no significant restrictions on the Company’s ability to obtain funds from its subsidiary in the form of cash dividends or other distributions of funds.

In March 2019, the Company completed an offer to exchange the Senior Notes for registered, publicly tradable notes that have terms identical in all material respects to the Senior Notes (except that the exchange notes do not contain any transfer restrictions).

If the Company experiences certain defined changes of control, each holder of the Senior Notes may require the Company to repurchase all or a portion of its Senior Notes for cash at a price equal to 101% of the aggregate principal amount of such Senior Notes plus accrued and unpaid interest as of the date of repurchase, if any.

The indenture governing the Senior Notes contains covenants that, among other things and subject to certain exceptions and qualifications, limit the Company’s ability and the ability of the Company’s restricted subsidiaries to: (i) incur or guarantee additional indebtedness or issue certain types of preferred stock; (ii) pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness; (iii) transfer or sell assets; (iv) make investments; (v) create certain liens; (vi) enter into agreements that restrict dividends or other payments from their subsidiaries to them; (vii) consolidate, merge or transfer all or substantially all of their assets; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries.

Note 5—Equity-based Compensation

In connection with the IPO, the Company adopted the Jagged Peak Energy Inc. 2017 Long Term Incentive Plan (the “Plan”), which allows the Company to grant up to 21,200,000 equity-based compensation shares to employees, consultants and directors of the Company and its affiliates who perform services for the Company. The Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, performance awards and other types of awards. The terms and conditions of the awards granted are established by the Company’s Board of Directors. Shares issued as a result of awards granted under the Plan are generally new shares of common stock.

Equity-based compensation expense, which is recorded in general and administrative expense in the accompanying consolidated statement of operations, for each type of equity-based award, was as follows for the period indicated:

Year Ended December 31,
2019
(in thousands)
Incentive unit awards	$2,669
Restricted stock unit awards	6,243
Performance stock unit awards	5,509
Restricted stock unit awards issued to nonemployee directors	693

Equity-based compensation expense	$15,114

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

Incentive Unit Awards

In connection with its formation in April 2013, JPE LLC established an incentive pool plan, whereby JPE LLC granted MIUs to employees and selected other participants. The corporate reorganization provided a mechanism by which all capital interests and MIUs in JPE LLC were converted into a single class of units, which were then converted into the Company’s common stock. A portion of these shares vested, and a portion were transferred to Management Holdco and became subject to the terms and conditions of the amended and restated JPE Management Holdings LLC limited liability company agreement.

The shares of common stock transferred to Management Holdco are accounted for under ASC 718, Compensation—Stock Compensation, and generally vest over three years, beginning at the date of allocation.

A summary of incentive unit award activity for the year ended December 31, 2019 is as follows:

	Incentive Units (1)	Weighted Average Grant-date Fair Value
Unvested at December 31, 2018	5,397,555	$14.79
Granted	28,991	$8.27
Vested	(2,616,128)	$14.84
Forfeited	(28,991)	$13.97

Unvested at December 31, 2019	2,781,427	$14.69

Compensation costs remaining at December 31, 2019 (in millions)	$2.9
Weighted average remaining period at December 31, 2019 (in years)	1.4

(1)	Included in the unvested incentive units at December 31, 2019 are 2,433,821 units for which equity-based compensation expense has been accelerated and fully recognized.

The weighted average grant-date fair value of incentive units was $8.27 in 2019. The total vest-date fair value of incentive units that vested according to the legal service obligations during the year ended December 31, 2019 was $27.9 million.

At December 31, 2019, there were no remaining unallocated shares of Company common stock held at Management Holdco.

Restricted Stock Unit Awards

Restricted stock unit awards (“RSUs”) vest subject to the satisfaction of service requirements. Expense related to each RSU award is recognized on a straight-line basis over the requisite service period of the entire award. Forfeitures are accounted for as they occur through reversal of expense on awards that were forfeited during the period. The grant-date fair values of these awards are determined based on the closing price of the Company’s common stock on the date of the grant.

A summary of RSU award activity for the year ended December 31, 2019 is as follows:

	RSUs	Weighted Average Grant- date Fair Value
Unvested at December 31, 2018	871,119	$12.55
Granted	1,232,504	$10.18
Vested	(331,901)	$12.60
Forfeited	(139,217)	$11.95

Unvested at December 31, 2019	1,632,505	$10.80

Compensation costs remaining at December 31, 2019 (in millions)	$11.8
Weighted average remaining period at December 31, 2019 (in years)	1.9

The weighted average grant-date fair value of RSUs was $10.18 in 2019. The total vest-date fair value of RSUs that vested during the year ended December 31, 2019 was $3.3 million.

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

Of the 1,232,504 RSUs granted during 2019, nonemployee directors received 87,001 RSUs at a weighted average grant-date fair value of $9.80. The remaining compensation costs at December 31, 2019 for these nonemployee director RSUs was $0.3 million, with a weighted average remaining period of 0.3 years.

Performance Stock Unit Awards

The Company grants performance stock unit awards (“PSUs”) to certain of its officers, which vest based on continuous employment and satisfaction of a performance metric based on the total shareholder return (“TSR”) of the Company’s common stock relative to the TSR of a peer group of companies over an approximate three-year performance period. The number of shares which may ultimately be earned ranges from zero to 200% of the PSUs granted. Expense related to these PSUs is recognized on a straight-line basis over approximately three years. All compensation cost related to the market-based awards will be recognized if the requisite service period is fulfilled, even if the market condition is not achieved.

A summary of PSU award activity for the year ended December 31, 2019 is as follows:

	PSUs	Weighted Average Grant- date Fair Value
Unvested at December 31, 2018	691,363	$16.25
Granted	657,664	$12.63
Vested	—	$—
Forfeited	(135,299)	$14.69

Unvested at December 31, 2019	1,213,728	$14.46

Compensation costs remaining at December 31, 2019 (in millions)	$8.1
Weighted average remaining period at December 31, 2019 (in years)	1.6

The weighted average grant-date fair value of PSUs was $12.63 in 2019.

The grant-date fair value of the PSUs was determined using a Monte Carlo simulation, which uses a probabilistic approach for estimating the fair value of the awards. The expected volatility was derived from a weighted combination of implied volatility and historical volatility. The risk-free interest rate was determined using the yield available for zero-coupon U.S. government issues with remaining terms corresponding to the service periods of the PSUs.

The three-year performance period for the PSUs granted during the year ended December 31, 2019 ends December 31, 2021. The three-year performance period for the PSUs granted during the year ended December 31, 2017 ended on December 31, 2019.

The following table presents information regarding the assumptions used to determine the grant-date fair values for the PSUs granted in 2019:

Year Ended December 31,
2019
Dividend yield	—%
Volatility	39.8%
Risk-free interest rate	2.44%

Note 6—Earnings Per Share

Basic earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is similarly computed, except that the denominator includes the effect, using the treasury stock method, of unvested RSUs and PSUs if including such potential shares of common stock units is dilutive. The PSUs included in the calculation of diluted weighted average shares outstanding are based on the number of shares of common stock that would be issuable if the end of the reporting period was the end of the performance period required for the vesting of such PSU awards. Incentive units to be exchanged for shares held by Management Holdco are already outstanding and will not have a dilutive effect upon vesting. During periods in which the Company incurs a net loss, diluted weighted average shares outstanding are equal to basic weighted average shares outstanding because the effect of all awards is antidilutive.

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

A reconciliation of the components of basic and diluted earnings per common share is presented in the table below:

Year Ended December 31,
2019
(in thousands, except per share amounts)
Net income (loss) attributable to common stock	$68,576

Basic weighted average shares outstanding	213,366
Dilutive unvested RSUs	—
Dilutive unvested PSUs	—

Diluted weighted average shares outstanding	213,366

Net income (loss) per common share:
Basic	$(0.32)
Diluted	$(0.32)

The following table presents the weighted average number of outstanding equity awards that have been excluded from the computation of diluted earnings per common share as their inclusion would be antidilutive. These shares could dilute basic earnings per share in future periods.

Year Ended December 31,
2019
(in thousands)
Number of antidilutive: (1)
Antidilutive unvested RSUs	1,508
Antidilutive unvested PSUs	1,136

(1)	When the Company incurs a net loss, all outstanding equity awards are excluded from the calculation of diluted loss per common share because the inclusion of these awards would be antidilutive.

Note 7—Income Taxes

The components of the Company’s provision for income taxes are as follows:

Year Ended December 31,
2019
(in thousands)
Current income tax expense:
Federal	$—
State	—

—

Deferred income tax expense:
Federal	(16,235)
State	(48)

(16,283)

Provision for income taxes	$(16,283)

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

A reconciliation of the income tax expense calculated at the federal statutory rate to the total income tax expense is as follows:

Year Ended December 31,
2019
(in thousands)
Income (loss) before income taxes	$(84,859)

Income tax (benefit) at the federal statutory rate	$(17,820)
Other permanent differences	1,289
Nondeductible equity-based compensation	296
State income taxes, net of federal benefit	(48)

Income tax expense (benefit)	$(16,283)

Effective tax rate	19.2%

The components of the Company’s deferred income tax assets and liabilities are as follows:

December 31,
2019
(in thousands)
Deferred income tax assets:
Net operating loss carryforwards	$31,776
Operating lease liabilities	9,244
Commodity derivatives	4,883
Equity-based compensation	3,749
Other	741

50,393

Deferred income tax liabilities:
Oil and natural gas properties	150,178
Operating lease right-of-use assets	8,350

158,528

Net deferred income tax assets (liabilities)	$(108,135)

As of December 31, 2019, the Company had U.S. net operating losses of approximately $151.3 million, of which approximately $75.5 million expire in 2037 and $75.8 million are limited to 80% of taxable income per year and will not expire. Deferred tax assets are reduced by a valuation allowance if the Company believes it is more likely than not such deferred tax assets will not be realized. The Company periodically assesses its deferred tax assets for realizability and, as a result of such assessment, determined as of December 31, 2019 sufficient evidence existed to indicate it is more likely than not that its deferred tax assets will be realized.

The calculation of the Company’s tax liabilities involves uncertainties in the application of complex tax laws and regulations. The Company gives financial statement recognition to those tax provisions that it believes are more likely than not to be sustained upon examination by the Internal Revenue Service or other government agency. As of December 31, 2019, the Company did not have any accrued liability for unrecognized tax positions and does not anticipate recognition of any significant liabilities for uncertain tax positions during the next 12 months. At December 31, 2019, the Company had made no provisions for interest or penalties related to uncertain tax positions.

The Company files income tax returns in the U.S. federal jurisdiction, Texas and Colorado. There were no federal or state income tax examinations underway as of December 31, 2019. The earliest U.S. federal income tax return open to examination is 2016, while the earliest state return open to examination is 2015.

Note 8—Asset Retirement Obligations

The following table summarizes the changes in the carrying amount of the ARO liabilities for the year ended December 31, 2019. Any ARO liabilities classified as current is included in accrued liabilities on the consolidated balance sheet.

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

2019
(in thousands)
Asset retirement obligations at January 1,	$2,072
Liabilities incurred and assumed	1,046
Liability settlements and disposals	(710)
Revisions of estimated liabilities	717
Accretion	240

Asset retirement obligations at December 31,	3,365
Less current portion of asset retirement obligations	(556)

Long-term asset retirement obligations	$2,809

In 2019, the Company recognized revisions of estimated liabilities totaling $0.7 million, which were due to changes in estimated abandonment timing and costs.

Note 9—Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Financial assets and liabilities, such as derivative instruments, are measured at fair value on a recurring basis. Nonfinancial assets and liabilities, such as the initial measurement of ARO liabilities and oil and natural gas properties upon acquisition or impairment, are recognized at fair value on a nonrecurring basis.

The Company categorizes the inputs to the fair value of its financial assets and liabilities using a three-tier fair value hierarchy, established by the FASB, that prioritizes the significant inputs used in measuring fair value:

Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed securities and U.S. government treasury securities.

Level 2—Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry standard models that consider various assumptions, including quoted prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in the category include nonexchange-traded derivatives such as over-the-counter forwards, swaps and options.

Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value, and the company does not have sufficient corroborating market evidence to support classifying these assets and liabilities as Level 2.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Reclassifications of fair value among Level 1, Level 2 and Level 3 of the fair value hierarchy, if applicable, are made at the end of each quarter. There were no transfers among Level 1, Level 2 or Level 3 during the year ended December 31, 2019.

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

Assets and liabilities measured on a recurring basis

Certain assets and liabilities are reported at fair value on a recurring basis. The following table sets forth the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis:

Level 2
December 31, 2019
(in thousands)
Assets from commodity derivative contracts	$8,394
Liabilities due to commodity derivative contracts	$31,008

The fair value of the Company’s oil swaps and basis swaps is computed using discounted cash flows for the remaining duration of each commodity derivative instrument using the terms of the related contract. Inputs include published forward commodity price curves as of the date of the estimate. The Company compares these prices to the price parameters contained in its derivative contracts to determine estimated future cash inflows or outflows, which are then discounted. The fair values of the Company’s commodity derivative assets and liabilities include a measure of credit risk. These valuations are made using Level 2 inputs.

Fair Value of Other Financial Instruments

The following table provides the fair value of financial instruments that are not recorded at fair value in the consolidated balance sheet:

	December 31, 2019
	Principal Amount	Fair Value
	(in thousands)
Senior secured revolving credit facility	$295,000	$295,000
5.875% senior unsecured notes due 2026	$500,000	$518,895

The fair value of the Amended and Restated Credit Facility approximates its carrying value based on borrowing rates available to the Company for bank loans with similar terms and maturities and these inputs are classified as Level 2 in the fair value hierarchy. The fair value of the Senior Notes at December 31, 2019 was based on the quoted market price and was classified as Level 1 in the fair value hierarchy.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are considered to be representative of their respective fair values due to the nature of and short-term maturities of those instruments.

Assets and liabilities measured on a nonrecurring basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances. These assets and liabilities include the acquisition or impairment of proved and unproved oil and gas properties and the inception value of ARO liabilities.

Proved oil and natural gas properties. The Company reviews its proved oil and natural gas properties for impairment whenever facts and circumstances indicate their carrying value may not be recoverable. In such circumstances, the income approach is used to determine the fair value of proved oil and natural gas reserves. Under this approach, the Company estimates the expected future cash flows of oil and natural gas properties and compares these undiscounted cash flows to the carrying amount of the oil and natural gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will write down the carrying amount of the oil and natural gas properties to estimated fair value. The factors used to determine fair value may include, but are not limited to, estimates of reserves, future commodity prices, future production estimates, estimated future capital expenditures and a commensurate discount rate. These assumptions and estimates represent Level 3 inputs.

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

Unproved oil and natural gas properties. Unproved oil and natural gas property costs are evaluated for impairment and reduced to fair value when there is an indication that the carrying costs may not be recoverable. To measure the fair value of the unproved properties, the Company uses a market approach and considers future development plans, remaining lease term, drilling results and reservoir performance. These assumptions and estimates represent Level 3 inputs.

The following table sets forth the noncash impairments of both proved and unproved properties for the period indicated:

Year Ended December 31,
2019
(in thousands)
Proved oil and natural gas property impairments	$—
Unproved oil and natural gas property impairments	47,252

$47,252

(1)

Impairment of unproved oil and natural gas properties in 2019 primarily resulted from the Company’s ongoing evaluation of its undeveloped Big Tex acreage and the current plan to not drill on certain of these leases before they expire.

Asset retirement obligations. The inception value and new layers resulting from upward revisions of the Company’s ARO liabilities are also measured at fair value on a nonrecurring basis. The inputs used to determine such fair value are based primarily on the present value of estimated future cash outflows. Given the unobservable nature of these inputs, they represent Level 3 inputs.

Note 10—Leases

The Company’s ROU assets include leases for its drilling rigs, its corporate headquarters and certain office equipment, with the significant lease types described below in more detail. As of December 31, 2019, the Company’s leases had remaining lease terms of 0.2 years to 8.4 years. For purposes of calculating operating lease liabilities, lease terms may be deemed to include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company’s lease agreements do not contain any material restrictive covenants. Additionally, as of December 31, 2019, the Company did not have any finance leases.

Short-term leases have terms of 12 months or less. The Company recognizes short-term lease cost based on usage of the asset over the lease term. There are no ROU assets or lease liabilities recorded for such leases.

Drilling Rigs. The Company enters into short- and long-term contracts for drilling rigs with third parties to support its development plan. The short-term drilling rig arrangements can range from a term that is in effect until drilling operations are completed on a contractually specified well or well pad, or for a given number of months not to exceed 12 months. The Company’s long-term drilling contracts are generally structured with an initial noncancelable term of one to two years. Upon mutual agreement with the contractor, the Company typically has the option to extend the initial contract for additional wells, well pads or a contractually stated extension term by providing 30 days’ notice prior to the end of the original contract term.

The Company has determined that it cannot conclude with reasonable certainty that it will extend the drilling contracts past their respective primary terms, and as a result, the Company uses the primary term in its calculation of the ROU asset and lease liability. The Company capitalizes the costs of its short- and long-term drilling rigs to oil and natural gas properties.

Corporate Headquarters. The Company leases office space for its corporate headquarters. The Company has determined that it cannot conclude with reasonable certainty that it will exercise any option to extend the contract past the noncancelable term. As such, the Company uses the noncancelable term in its calculation of the ROU asset and lease liability. The lease for the Company’s corporate headquarters provides for increases in future minimum annual rental payments as defined in the lease agreement. The lease also includes real estate taxes and common area maintenance charges, which are expensed when occurred. The Company classifies its leases for office space as operating leases, with the costs recognized as general and administrative expenses in the consolidated statement of operations.

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

Lease Costs

Lease cost for operating leases is recognized on a straight-line basis over the lease term. Short-term lease costs exclude expenses related to leases with a lease term of one month or less. Lease costs are presented gross and a portion of these costs will be reimbursed by the Company’s other working interest partners for their proportionate share.

The total gross lease cost for the period indicated are as follows:

Year Ended
December 31, 2019
(in thousands)
Operating lease cost (1)	$37,188
Short-term lease cost (2)	39,295
Variable lease cost (3)	1,318

Total lease cost	$77,801

(1)	The total operating lease cost may not agree to the cash paid for operating lease liabilities on the consolidated statement of cash flows due to the timing of cash payments and incurred costs.
(2)

Short-term lease cost during the year ended December 31, 2019 is primarily related to one short-term drilling rig and certain field equipment. Also included in this amount are frac fleet costs from the first quarter of 2019; however, the applicable frac fleet contract was terminated during the first quarter of 2019 and the remaining frac fleet contract was considered to have a term of one month or less and was not included in the short-term lease cost disclosure.

(3)	Variable lease costs were not included in the measurement of the Company’s lease balances and primarily relate to common area maintenance charges on the Company’s corporate headquarters.

In accordance with the Company’s accounting policies, the Company’s share of these lease costs was either capitalized to oil and natural gas properties, or recorded within either general and administrative or lease operating expenses.

Lease Maturities

The table below reconciles the undiscounted lease payment maturities to the lease liabilities for the Company’s operating leases as of December 31, 2019:

	Payments Due by Period for the Year Ending December 31,
	2020	2021	2022	2023	2024	Thereafter	Total
	(in thousands)
Operating lease payments (1)	$33,428	$1,547	$1,558	$1,589	$1,615	$5,763	$45,500
Less: amount of lease payments representing interest							(2,688)

Present value of future minimum lease payments							42,812
Less: current operating lease liabilities							(32,439)

Long-term operating lease liabilities							$10,373

(1)

The operating lease payments represent the total payment obligation to be incurred over the remaining life of the lease. A portion of these costs will be billed to the Company’s working interest partners when the payment is incurred based on the nature of the cost and the relative working interest of the working interest partner.

Supplemental Lease Information

Supplemental information related to the Company’s operating leases was as follows:

December 31, 2019
Weighted average remaining lease term – operating leases (in years)	2.9
Weighted average discount rate – operating leases (1)	4.2%

(1)	Upon adoption of the new lease standard ASC 842, discount rates used for existing leases were established at January 1, 2019.

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

Note 11—Commitments and Contingencies

Commitments

The table below shows the Company’s future minimum payments under noncancelable operating leases and other commitments as of December 31, 2019:

	2020	2021	2022	2023	2024	Thereafter	Total
	(in thousands)
Operating leases	$33,428	$1,547	$1,558	$1,589	$1,615	$5,763	$45,500
Service and purchase contracts (1)	27,361	3,706	3,633	3,633	3,633	10,293	52,259

Total	$60,789	$5,253	$5,191	$5,222	$5,248	$16,056	$97,759

(1)	Primarily relates to agreements for retail power purchases and casing and tubing purchases.

Operating lease commitments

The operating lease commitments are a result of the Company’s adoption of ASC 842 and relate to lease payment maturities for its operating leases, which include drilling rigs, the Company’s corporate headquarters and certain office equipment. See Note 10, Leases, for more information on operating leases.

Minimum volume commitments

In 2018, the Company entered into a 5-year oil marketing agreement that became effective on October 1, 2019 and links a portion of the Company’s oil production to Gulf Coast pricing. This agreement specifies a minimum gross volume commitment of 30,000 barrels of oil per day. If the Company is not able to provide the contractual quantity to the buyer, it would be subject to a deficiency payment relative to a price difference on the deficient volume. Based on its current and projected production levels, the Company does not believe a deficiency payment will be required under this agreement.

Contingencies

Legal Matters

In the ordinary course of business, the Company may at times be subject to claims and legal actions. Management believes it is remote that the impact of any such current matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Environmental Matters

The Company accounts for environmental contingencies in accordance with the accounting guidance related to accounting for contingencies. Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, which do not contribute to current or future revenue generation, are expensed.

Liabilities are recorded when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments is fixed and readily determinable. At December 31, 2019, the Company had no environmental matters requiring specific disclosure or requiring the recognition of a liability.

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

Note 12—Related Party Transactions

Quantum employs certain members of the Company’s board of directors and had significant capital interests in JPE LLC. As of December 31, 2019, Quantum owned 67.7% of the Company’s common stock.

Until Quantum sold its interest in the second quarter of 2019, Quantum owned a 41.5% interest in Oryx Midstream Services, LLC (together with Oryx Southern Delaware Holdings, LLC, “Oryx”). The Company has a 12-year crude oil gathering agreement with Oryx whereby Oryx provides midstream gathering services to the Company. Under that agreement, the Company has the right to designate, and designated, a third-party shipper to market the Company’s crude oil. In addition, the Company paid fees to Oryx for the purchase and maintenance of connecting equipment. Upon Quantum’s sale of its interest in Oryx, Oryx ceased to be a related party. As a result, transactions with Oryx that occurred subsequent to the date of sale are no longer considered related party transactions and are not included in the disclosures below.

As of December 31, 2019, Quantum also owned a 62.0% interest in Phoenix Lease Services, LLC (“Phoenix”). The Company regularly leases frac tanks and other oil field equipment from Phoenix. The Company is under no obligation to use Phoenix, which only provides services when selected as a vendor through the Company’s normal bidding process.

The following table summarizes fees paid to Oryx and Phoenix for the period indicated:

Year Ended December 31,
2019
(in thousands)
Oryx via 3rd party shipper (1)	$14,041
Oryx (2)	$863
Phoenix (3)	$70

(1)

Fees paid by the Company’s third-party shipper to Oryx pursuant to the crude oil transportation and gathering agreement are netted against revenue as they are included in the net price paid by the third-party shipper.

(2)

Fees paid to Oryx for the purchase and installation of metering equipment are capitalized to proved properties on the consolidated balance sheet. The Company also received approximately $45 thousand from Oryx during the year ended December 31, 2019 related to pipeline easements and right of way agreements.

(3)	Fees paid to Phoenix are capitalized to proved properties on the consolidated balance sheet.

At December 31, 2019 the Company had no outstanding payables to these related parties.

Note 13—Subsequent Event

The Company has evaluated subsequent events through February 27, 2020, the date these consolidated financial statements were issued. The Company determined there were no events, other than described below, that required disclosure or recognition in these consolidated financial statements.

Merger of Jagged Peak with Parsley Energy, Inc.

On October 14, 2019, Jagged Peak entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Parsley Energy, Inc., a Delaware corporation (“Parsley”), and Jackal Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parsley (“Merger Sub”), providing for Parsley’s acquisition of Jagged Peak. The Merger Agreement, among other things, provided for the merger of Merger Sub with and into Jagged Peak, with Jagged Peak continuing as the surviving corporation, and immediately thereafter, as part of the same transaction, the merger of Jagged Peak with and into Jackal Merger Sub A, LLC, a Delaware limited liability company (“Jackal Merger Sub”) and wholly owned subsidiary of Parsley (collectively, the “Merger”), with Jackal Merger Sub continuing as the surviving entity. The Merger Agreement also provided that, at the effective time of the Merger (the “Effective Time”), each eligible share of Jagged Peak common stock, as of immediately prior to the Effective Time, would convert into the right to receive 0.447 shares (the “Exchange Ratio”) of Class A common stock, par value $0.01 per share, of Parsley (“Parsley Class A common stock”).

On January 9, 2020, each of Jagged Peak and Parsley held a special meeting for their respective stockholders. At the respective special meetings, the stockholders for Jagged Peak and the stockholders for Parsley each voted on certain proposals relating to the Merger. During their respective stockholder meetings, the Jagged Peak stockholders approved the Merger Agreement and the Parsley stockholders approved the proposal for the issuance of shares of Parsley Class A common stock to stockholders of Jagged Peak. On January 10, 2020, Parsley completed its acquisition of Jagged Peak.

JAGGED PEAK ENERGY INC.

Notes to Consolidated Financial Statements—Continued

On January 21, 2020, Parsley, on behalf of the Company, filed a Form 15 with the SEC requesting that the reporting obligations of the Company under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) be suspended.

Additional information on the completion of the Merger is included in the Company’s Form 8-K filed with the SEC on January 10, 2020.

Impact to Long-term Debt. On January 10, 2020, and in connection with the Merger, Jagged Peak terminated all outstanding lender commitments, including commitments of the lenders to issue letters of credit, under the Amended and Restated Credit Facility. In connection with the termination of the Amended and Restated Credit Facility, all outstanding obligations for principal, interest and fees under the Amended and Restated Credit Facility were paid off in full, and all liens securing such obligations and any letter of credit or hedging obligations permitted by the Amended and Restated Credit Facility to be secured by such liens and guarantees of such obligations were released.

Impact to RSUs and PSUs Outstanding. At the Effective Time, each outstanding PSU, whether vested or unvested, was converted into a vested right to receive a number of shares of Parsley Class A common stock (and such Parsley Class A common stock was issued in an amount) equal to the product of (i) the number of shares of Jagged Peak common stock subject to such award based on the actual achievement of the performance criteria set forth in the applicable award agreement over a truncated performance period that ended immediately prior to the Effective Time, and (ii) the Exchange Ratio (rounded down to the nearest whole share of Parsley Class A common stock). In addition, each outstanding RSU, whether vested or unvested, was converted into an award, subject to the same terms and conditions, with the right to receive a number of shares of Parsley Class A common stock equal to the product of (i) the number of shares of Jagged Peak common stock subject to such award as of immediately prior to the Effective Time and (ii) the Exchange Ratio (rounded down to the nearest whole share of Parsley Class A common stock).

Impact to Common Shares Outstanding. As part of the Merger, the Company notified the New York Stock Exchange (“NYSE”) that each eligible and outstanding share of Jagged Peak common stock was converted into the right to receive 0.447 shares of Parsley Class A common stock and requested that NYSE withdraw the listing of Jagged Peak common stock from the NYSE. Upon the Company’s request, the NYSE filed a notification of removal from listing on Form 25 with the SEC with respect to the delisting of Jagged Peak common stock and the deregistration of Jagged Peak common stock under Section 12(b) of the Exchange Act.

As a result of these actions, Jagged Peak no longer has any unvested equity-based compensation awards outstanding and its common stock ceased being traded prior to the opening of the NYSE on January 10, 2020 and is no longer listed on NYSE.

Impact to Consolidated Statement of Operations. For the year ended December 31, 2019, the Company recognized $8.5 million of merger-related costs in general and administrative expense on the accompanying consolidated statement of operations. Subsequent to December 31, 2019, the Company incurred merger-related costs of $23.9 million, which related to the closing of the Merger.

SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES (UNAUDITED)

Oil and Gas Exploration and Production Activities

The Company has only one reportable operating segment, which is oil and gas development, exploration and production in the United States. See the Company’s accompanying consolidated statement of operations for information about results of operations for oil and gas producing activities. The amounts shown include the Company’s net working interests in all of its oil and gas properties.

Capitalized Costs Relating to Oil and Gas Producing Activities

Aggregate capitalized costs related to the Company’s oil and natural gas producing activities at December 31, 2019 were as follows:

December 31,
2019
(in thousands)
Proved property	$2,403,548
Unproved property	110,374

2,523,922
Accumulated depletion, depreciation and amortization	(647,956)

Total costs incurred	$1,865,966

Costs Incurred for Oil and Gas Activities

Costs incurred for the Company’s oil and natural gas activities for the year ended December 31, 2019 were as follows:

Year Ended December 31,
2019
(in thousands)
Acquisition costs:
Proved property	$8,555
Unproved property	26,456
Development costs (1)	625,685
Exploration costs	3

Total costs incurred	$660,699

(1)

Includes amounts related to estimated asset retirement costs of $1.8 million for the year ended December 31, 2019. The increase to the Company’s asset retirement estimate for the year ended December 31, 2019 is primarily due to the estimated abandonment costs on the 51.1 net wells that began producing during 2019, as well as changes in estimated abandonment timing.

Oil and Natural Gas Reserve Quantities

The Company’s proved oil and natural gas reserves are all located in the United States, within the southern Delaware Basin, a sub-basin of the Permian Basin of West Texas. All of the estimates of proved reserves at December 31, 2019 and 2018 were estimated in accordance with the guidelines established by the SEC and the FASB.

Proved oil and gas reserves are the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e. costs as of the date the estimate is made). A variety of methodologies are used to determine the Company’s proved reserve estimates. The primary methodologies used are decline curve analysis, advanced production type curve matching, petrophysics/log analysis and analogy. Some combination of these methods is used to determine reserve estimates across substantially all the Company’s properties. Reserve estimates are inherently imprecise and estimates of undeveloped locations are more imprecise than estimates of established proved producing locations. Accordingly, the Company’s reserve estimates are expected to change as future information becomes available.

SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES (UNAUDITED)

Proved oil and natural gas reserves were calculated based on the prices for oil and natural gas during the 12-month period before the reporting date, determined as the unweighted average of the first-day-of-the-month pricing. For oil and NGL volumes, the benchmark WTI posted price is adjusted for quality and regional price differentials. For natural gas volumes, the Henry Hub spot price is adjusted for energy content and regional price basis differentials. This average price is also used in calculating the aggregate amount and changes in future cash inflows related to the standardized measure of discounted future cash flows.

The following table summarizes the average adjusted product prices for 2019:

December 31,
2019
Development costs (1)	$52.41
Exploration costs	$0.28

Total costs incurred	$10.32

In addition, the SEC requires that reserves classified as proved undeveloped (“PUDs”) be capable of conversion into proved developed within five years of classification unless specific circumstances justify a longer time. The Company’s development plans at December 31, 2019 related to scheduled drilling over the next five years are subject to many uncertainties and variables, including availability of capital, future oil and natural gas prices, cash flows from operations, future drilling costs, demand for oil and natural gas and other economic factors.

The following table presents a summary of changes in the Company’s estimated proved reserves for the period indicated:

	Oil (MBbls)	Gas (MMcf)	NGLs (MBbls)	Total (MBoe)
Proved reserves, developed and undeveloped:
Balance December 31, 2018	91,704	80,514	13,767	118,890
Acquisitions of reserves	60	53	7	76
Extensions, discoveries and other additions, including infill reserves in an existing proved field	49,937	43,268	8,855	66,004
Revisions of previous estimates	(28,023)	(19,945)	(1,467)	(32,815)
Sales of reserves	(61)	(33)	(5)	(72)
Production	(10,948)	(9,649)	(1,927)	(14,483)

Balance December 31, 2019	102,669	94,208	19,230	137,600

Proved developed reserves:
December 31, 2019	63,301	58,497	11,930	84,981
Proved undeveloped reserves:
December 31, 2019	39,368	35,711	7,300	52,619

Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Undrilled locations may be classified as having PUDs only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless specific circumstances justify a longer time. As of December 31, 2019, all of the Company’s PUD drilling locations were scheduled to be developed within five years of their initial booking. PUDs include drilling locations that are more than one offset location away from productive wells.

2019 Activity. Total proved reserves increased by 18.7 MMBoe in 2019 primarily due to the following:

Extensions, discoveries and other, including infill reserves in an existing proved field. Proved reserves increased by 66.0 MMBoe due to the Company’s success in its horizontal drilling program, which saw a shift to multi-well pad development projects. Based on this success and the shift to multi-pad development projects, the Company had a net addition of 49 PUD locations, which contributed 46.8 MMBoe to the Company’s infill drilling activities. See below for further information on the change in PUD reserves from 2018 to 2019.

SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES (UNAUDITED)

Revisions of previous estimates. Prior estimates of proved reserves were revised downward by 32.8 MMBoe as follows:

(In MBoe)
Revisions due to changes in prices	1,020
Revisions due to cost updates	(226)
Revisions due to performance	(9,925)
Removal of PUDs due to changes in development strategy (1)	(23,684)

Total net revisions of previous estimates	(32,815)

(1)	23.7 MMBoe of negative revisions due to PUD reserves reclassified to unproved reserves due to a shift in the Company’s capital program to generally focus more on multi-well pad development projects.

Proved Undeveloped Reserves. The following table summarizes the changes in estimated PUDs during 2019:

(In MBoe)
PUDs at December 31, 2018	47,458
Converted to proved developed (1)	(15,463)
Extensions, discoveries and other, including infill reserves in an existing proved field	46,768
Net revisions of previous estimates	(26,144)

PUDs at December 31, 2019	52,619

(1)	The 15.5 MMBoe of PUDs converted to proved developed reserves in 2019 were converted at a total capital cost of approximately $195.1 million.

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure is calculated in accordance with guidance provided by the FASB, and is computed by applying the adjusted 12-month unweighted average of the first-day-of-the-month pricing for oil and natural gas to the estimated future production of proved oil and natural gas reserves less estimated future expenditures (based on year end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. Future income taxes are calculated by comparing undiscounted future cash flows to the tax basis of oil and natural gas properties plus available carryforwards and credits and applying the current tax rates to the difference.

The assumptions used to calculate estimated future cash inflows do not necessarily reflect the Company’s expectations of actual revenues or costs, nor their present worth. In addition, variations from the expected production rate also could result directly or indirectly from factors outside of the Company’s control, such as unexpected delays in development, changes in prices or regulatory or environmental policies. The reserve valuation further assumes that all reserves will be disposed of by production. If reserves are sold in place, additional economic considerations could also affect the amount of cash eventually realized. Future development and production costs are calculated by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions.

The 10% annual discount rate was used to reflect the timing of the future net cash flows relating to proved oil and gas reserves and is prescribed by GAAP.

The following table presents the standardized measure of discounted net cash flows related to proved oil and natural gas reserves as of December 31, 2019:

December 31,
2019
(in thousands)
Future cash inflows	$5,605,673
Future production costs	(1,840,141)
Future development costs	(859,576)
Future income tax expenses	(365,631)

SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES (UNAUDITED)

December 31,
2019
(in thousands)
Future net cash flows	2,540,325
10% annual discount	(1,177,483)

Standardized measure of discounted future net cash flows	$1,362,842

A summary of principal sources of changes in the standardized measure of discounted future net cash flows for the period indicated:

Year Ended December 31,
2019
(in thousands)
Standardized measure of discounted future net cash flows, beginning of period	$1,543,268
Sales of oil and natural gas, net of production costs and taxes	(477,830)
Extensions, discoveries and other, including infill reserves in an existing proved field, less related costs	560,940
Revisions of previous quantity estimates	(597,510)
Net changes in prices and production costs	(288,627)
Previously estimated development costs incurred during the period	205,316
Changes in estimated future development costs	24,418
Accretion of discount	183,213
Acquisitions of reserves in place	453
Sales of reserves in place	(1,439)
Net change in income taxes	119,419
Changes in timing and other	91,221

Standardized measure of discounted future net cash flows, end of period	$1,362,842